NEWS RELEASE
                                 -------------


             Contacts:   Kevin J. Mast             Robert S. Davis
                         Chief Financial Officer   Vice President-Administration
                         (864) 235-8056            (864) 235-8056


HOMEGOLD FINANCIAL, INC. ANNOUNCES EXECUTION OF DEFINITIVE PURCHASE AGREEMENT
       FOR SALE OF SBA DIVISION TO TRANSAMERICA BUSINESS CREDIT CORPORATION

GREENVILLE, S.C. (October 2, 1998) - HomeGold Financial, Inc. (formerly known as Emergent Group, Inc.) (Nasdaq/NM: HGFN) today announced it has executed a definitive purchase agreement with Transamerica Business Credit Corporation for the sale of the assets of the Company's SBA commercial lending businesses. Completion of the transaction is subject to, among other things, the approval of the U.S. Small Business Administration ("SBA") for the transfer of certain SBA licenses held by the Company. The Company expects to receive the approvals necessary and close the sale in the near future.

As previously announced, the assets to be sold include those of the SBA lending company and the mezzanine lender, but exclude the Company's asset-based lending group. The asset-based lending group is anticipated to be sold separately to another buyer, although no definitive sale agreement has been reached yet on the asset-based lending group.

The sale to Transamerica Business Credit Corporation is anticipated to provide the Company with net cash proceeds of approximately $51 million after repayment of related warehouse lines of credit outstanding, before considering a $4 million holdback in proceeds which is payable to the Company over a three year period. The transaction is also anticipated to result in a gain on sale of approximately $18.5 million net of anticipated transaction costs. Total assets being sold to Transamerica Business Credit Corporation relating to the SBA lending company and the mezzanine lender are approximately $73 million at August 31, 1998, while the asset-based lending group has total assets of approximately $30 million. The anticipated sale of the asset-based lending group is not expected to provide the Company with any significant net cash proceeds after repayment of related warehouse lines of credit.

As the Company's operations improve, the Company plans to continue using the available cash to pay down on the revolving warehouse lines of credit, repurchase a portion of its senior unsecured debt and for general corporate purposes.

The Company is consolidating all of its remaining operations located in Greenville, South Carolina to its new facility on Pelham Road. This consolidation is expected to provide further cost reductions in the future. The Company continues to operate its retail



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operating centers out of three locations (Indianapolis, IN, Phoenix, AZ, and
Houston, TX) in addition to Greenville.

HomeGold Financial, Inc. is a financial services company, which originates, services and sells non-prime first and second lien residential mortgage loans and small business loans. HomeGold currently has approximately 835 employees and operates in 42 states.

Transamerica Business Credit Corporation is based in Rosemont, Illinois and is a subsidiary of San Francisco based Transamerica Corporation.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS DOCUMENT ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. FOR MORE COMPLETE INFORMATION CONCERNING FACTORS WHICH COULD AFFECT THE COMPANY'S FINANCIAL RESULTS, REFERENCE IS MADE TO THE COMPANY'S REGISTRATION STATEMENTS, REPORTS AND OTHER DOCUMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.